Exhibit 99.1

CONTACT:
Karen M. Spaun
SVP & Chief Financial Officer
(248) 204-8178

FOR IMMEDIATE RELEASE

SOUTHFIELD, MICHIGAN
November 5, 2013

MEADOWBROOK INSURANCE GROUP, INC.
REPORTS THIRD QUARTER 2013 NET INCOME OF $5.5 MILLION, OR $0.11 PER DILUTED SHARE

Third Quarter

•	Net income of $5.5 million, or $0.11 per diluted share
•	Net income, excluding the impact of quota share surplus relief treaty, of $7.0 million, or $0.14 per diluted share
•	Third quarter GAAP combined ratio of 103.0%
•	Third quarter GAAP combined ratio, excluding the impact of quota share surplus relief treaty of 101.4%
•	Third quarter accident year combined ratio was 99.2%
•	Third quarter accident year combined ratio, excluding the impact of quota share surplus relief treaty of 98.2%
•	Shareholders’ equity of $426.8 million, or $8.56 per share
•	Statutory surplus of $505.6 million, up $79.3 million from $426.3 million as of December 31, 2012

2014 Guidance Provided

•	Expected gross written premium for 2014 to be between $775 million and $800 million
•	Expected net operating income to be between $25 million to $35 million, or between $0.50 and $0.70 per share for 2014
•	Expected combined ratio, including non-related carrier policy issuance costs, to be between 99% and 100% for 2014

PR-2313

PRESS RELEASE	PAGE 2

Third Quarter Overview

Meadowbrook Insurance Group, Inc. (NYSE: MIG) (“Meadowbrook” or the “Company”) reported third quarter 2013 net income of $5.5 million or $0.11 per diluted share, as compared to a net loss of ($26.6 million), or ($0.53) per diluted share, for the third quarter of 2012. For the third quarter of 2013, net operating income, a non-GAAP measure the Company defines as net income excluding after-tax realized gains and losses, was $5.1 million, or $0.10 per diluted share, as compared to a net operating loss of ($27.2 million), or ($0.55) per diluted share for the same period in 2012. For the third quarter of 2013, net operating income, excluding the impact of the quota share surplus relief treaty, was $6.6 million, or $0.13 per diluted share.

Third quarter 2013 results include $0.4 million, or $0.01 per diluted share, of after-tax realized gains, compared to $0.6 million, or $0.01 per diluted share, during the same period in 2012.

The third quarter 2013 GAAP combined ratio was 103.0%, as compared to 127.1% in 2012. The GAAP combined ratio, excluding the impact of the quota share surplus relief treaty, was 101.4% for the third quarter 2013.

Third quarter 2013 results include an after-tax adjustment to net ultimate loss estimates for prior accident years 2012 and prior of $4.5 million, or $0.09 per share, or 3.8 combined ratio percentage points.

The expense ratio was 30.0% in the third quarter of 2013, compared to 31.9% in 2012. The third quarter 2013 expense ratio, excluding the impact of the quota share surplus relief treaty, was 33.4%. The increase in the expense ratio resulted from a $2.5 million, or 1.4 percentage points, reallocation of corporate overhead costs from our fee-for-service operations to insurance company operations.  The reallocation reflects a shift of corporate resources used to support capital and operating enhancements focused on strengthening statutory surplus and returning the insurance companies to an underwriting profit.  There is a corresponding decrease to general selling & administrative costs in the quarter.  This reallocation had no net income effect. The remaining 0.4 percentage point increase reflects the use of an unaffiliated “A” rated insurance company for policy issuance purposes.

Pre-tax net investment income for the third quarter of 2013 decreased to $11.7 million from $13.8 million for the third quarter of 2012. The decrease reflects the impact from the fourth quarter 2012 sale of a portion of our bond portfolio in order to generate realized gains. The Company reinvested the proceeds during the first quarter of 2013 in bonds with lower interest rates.

Third quarter 2013 gross written premium decreased to $257.0 million, compared to $306.0 million in the third quarter of 2012. This anticipated decrease primarily reflects the impact of business that was discontinued in 2012 and was partially offset by the accelerating pace of rate increases that have been achieved.

Pre-tax profit from net commissions and fee revenue for the third quarter of 2013 was $3.4 million, compared to $1.7 million for the third quarter of 2012. The increased profitability was primarily due to the previously mentioned reallocation of corporate overhead costs to insurance company operations, offset partially by an increase in professional fees.

General corporate expenses increased to $1.0 million in the third quarter of 2013, compared to $0.7 million in 2012.

Amortization expense decreased to $1.0 million in the third quarter of 2013, compared to $1.4 million in 2012.

Commenting on the results for the quarter, Robert Cubbin, President and CEO stated: “We are seeing a reversion to a more normal incurred loss pattern across the vast majority of our business lines. While we have not yet fully returned to our historic levels of underwriting profitability, we are encouraged by the progress we are making and the actions we have taken to return to profitability on a more consistent basis.”

PR-2313

PRESS RELEASE	PAGE 3

2014 Guidance Provided

Management expects gross written premium for 2014 to be between $775 million and $800 million. Management also expects the Company’s net operating income to be between $25 million and $35 million or between $0.50 and $0.70 per share for 2014. We expect the combined ratio to be between 99% and 100% compared to the 2013 year to date accident year combined ratio of 98.4%, excluding the impact of the quota share arrangement.  The expected change in the combined ratio reflects a benefit from the previously terminated business and earned rate increases in excess of loss trends, offset by additional expense associated with the costs of using an unaffiliated insurance company for policy issuance and the impact of the anticipated reduction in premium in relation to our internal fixed costs.

Commenting on expectations for the 2014, Mr. Cubbin stated: “With the rate increases achieved in 2013 which are expected to be earned in 2014 and the underwriting actions taken to terminate underperforming business, we are beginning to see improvements in our accident year loss and LAE ratio and expect those improvements to continue.  We continue to focus on expense initiatives as we reduce premium volume and we are looking at alternative means to limit the need for an unaffiliated “A” rated insurance company to issue policies in areas of our business that are rating-sensitive.  We are committed to solidifying our underwriting profitability and are continuing to explore strategic alternatives designed to maximize shareholder value.”

Other Matters

Dividends:
On October 29, 2013, the Board of Directors declared a quarterly dividend of $0.02 per share payable on December 3, 2013 to shareholders of record as of November 18, 2013.

Debt to Equity Ratio:
At September 30, 2013, Meadowbrook’s debt-to-equity ratio was 56.9%.  The Company’s debt-to-equity ratio excluding the 30 year interest only senior and junior subordinated debentures (the “Debentures”) was 37.9% at September 30, 2013. The Company’s debt-to-equity ratio excluding the Debentures and the drawdown of $30 million on Meadowbrook’s Federal Home Loan Bank (“FHLB”) credit facility, under which the Company purchased $30 million of high quality fixed income securities that match the maturity of the FHLB credit facility was 30.9%.

Investment Portfolio:
At September 30, 2013, average pre-tax book yield, excluding cash and cash equivalents was 3.1%, compared to 3.4% at December 31, 2012. The tax-equivalent yield, excluding cash and cash equivalents was 3.6% at September 30, 2013 compared to 4.0% at December 31, 2012.  The tax adjusted effective duration of the portfolio was 4.5 and 4.7 years at September 30, 2013 and December 31, 2012, respectively.

Shareholders’ Equity:
Shareholders’ equity was $426.8 million, or $8.56 per common share, at September 30, 2013, compared to $558.3 million, or $11.22 per common share, at December 31, 2012.  This decrease reflects the after-tax non-cash goodwill impairment of $1.50 per share, a reduction in net unrealized gains of $0.68 per share from $1.00 per share at December 31, 2012 to $0.32 per share at September 30, 2013.

Statutory Surplus:
At September 30, 2013, the combined statutory surplus was $505.6 million, compared to $426.3 million at December 31, 2012.

PR-2313

PRESS RELEASE	PAGE 4

Premium Leverage Ratios:
As of September 30, 2013, on a trailing twelve month statutory combined basis, the Company’s gross and net premium leverage ratios were 1.98 to 1.0 and 1.29 to 1.0, respectively.

Cash Flows from Operations:
For the three months ended September 30, 2013, cash flows provided from operating activities were $20.4 million, compared to $54.9 million for the three months ended September 30, 2012. The decrease in operating cash flows reflects a net cash outflow on the quota share surplus relief treaty and a decrease in cash from underwriting activities.

For the nine months ended September 30, 2013, cash flows provided from operating activities were $18.9 million, compared to $127.9 million for the nine months ended September 30, 2012. The decrease in operating cash flows reflects a net cash outflow on the quota share surplus relief treaty and a decrease in cash from underwriting activities.

Share Repurchases:
The Company did not repurchase any shares during the third quarter of 2013.

Our Share Repurchase Plan expired October 28, 2013.

Year to Date 2013

The Company reported for the nine months ended September 30, 2013 a net loss of $100.5 million, or $2.01 per diluted share, as compared to a net loss of $26.2 million, or $0.52 per diluted share, for the same period in 2012.  Excluding the after-tax non-cash goodwill impairment of $75.0 million ($115.4 million pre-tax), the net loss was $25.5 million, or $0.51 per diluted share, for the nine months ended September 30, 2013.

The nine months ended September 30, 2013 GAAP combined ratio was 106.7%, as compared to 113.9% in 2012. The GAAP combined ratio, excluding the impact of the quota share surplus relief treaty, was 104.1% for the nine months ended September 30, 2013.  The 2013 combined ratio included 7.0 percentage points from an increase in net ultimate losses on 2012 and prior accident years, while in comparison the 2012 combined ratio included 13.0 percentage points from an increase in net ultimate losses on 2011 and prior accident years.

The year to date accident year combined ratio was 99.7% for the nine months ended September 30, 2013, compared to 100.9% for the same period in 2012.

The expense ratio was 31.0% for the nine months ended September 30, 2013, compared to 32.4% for the same period in 2012. The expense ratio for the nine months ended September 30, 2013, excluding the impact of the quota share surplus relief treaty, was 32.7%.

Non-GAAP Measures

Statutory Surplus

Statutory surplus is a non-GAAP measure with the most directly comparable financial GAAP measure being shareholders’ equity. The following is a reconciliation of statutory surplus to shareholders’ equity for the year ended December 31, 2012, and nine months ended September 30, 2013:

PR-2313

PRESS RELEASE	PAGE 5

Meadowbrook Insurance Group, Inc.

Consolidated Statutory Surplus to GAAP Shareholders' Equity
For Year Ended December 31, 2012
(In thousands)

Regulated Entities
Statutory Consolidated Surplus		$426,257

Statutory to GAAP differences:
Deferred policy acquisition costs	45,417
Unrealized gain on securities available for sale	62,877
Non-admitted assets and other	(2,993)

Total Statutory to GAAP differences		105,301

Debt at Holding Company
Bank Debt	(48,500)
Debentures	(80,930)

Total Debt at Holding Company		(129,430)

GAAP Net Assets in Non-Regulated Entities		156,151

GAAP Consolidated Shareholders' Equity		$558,279

PR-2313

PRESS RELEASE	PAGE 6

Meadowbrook Insurance Group, Inc.

Consolidated Statutory Surplus to GAAP Shareholders' Equity
For the Nine Months Ended September 30, 2013
(In thousands)

Regulated Entities
Statutory Consolidated Surplus		$505,598

Statutory to GAAP differences:
Deferred policy acquisition costs	60,232
Unrealized gain on securities available for sale	1,314
Non-admitted assets and other	2,868

Total Statutory to GAAP differences		64,414

Debt at Holding Company
Bank Debt	(44,000)
Convertible Debt	(87,842)
Debentures	(80,930)

Total Debt at Holding Company		(212,772)

GAAP Net Assets in Non-Regulated Entities		69,557

GAAP Consolidated Shareholders' Equity		$426,797

Net Operating Income (Loss) and Net Operating Income (Loss) Per Share

Net operating (loss) income and net operating (loss) income per share are non-GAAP measures that represent net (loss) income excluding net realized gains or loss, net of tax. The most directly comparable financial GAAP measures to net operating (loss) income and net operating (loss) income per share are net (loss) income and net (loss) income per share, respectively.  Net operating (loss) income and net operating (loss) income per share are intended as supplemental information and are not meant to replace net (loss) income or net (loss) income per share. Net operating (loss) income and net operating (loss) income per share should be read in conjunction with the GAAP financial results.  The following is a reconciliation of net operating (loss) income to net (loss) income, as well as net operating (loss) income per share to net (loss) income per share:

PR-2313

PRESS RELEASE	PAGE 7

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2013	2012	2013	2012
	(In thousands, except share and per share data)		(In thousands, except share and per share data)
Net operating (loss) income	$5,077	$(27,223)	$(103,136)	$(28,448)
Net realized gains, net of tax	439	613	2,676	2,210
Net (loss) income	$5,516	$(26,610)	$(100,460)	$(26,238)

Diluted earnings per common share:
Net operating (loss) income	$0.10	$(0.55)	$(2.07)	$(0.57)
Net (loss) income	$0.11	$(0.53)	$(2.01)	$(0.52)
Diluted weighted average common shares outstanding	49,933,540	49,776,011	49,866,326	50,312,285

Management uses net operating income (loss) and net operating income (loss) per share as components to assess the Company’s performance and as measures to evaluate the results of the Company’s business. Management believes these measures provide investors with helpful information relating to the Company’s ongoing performance that may be obscured by the net effect of realized gains and losses as a result of the Company’s market risk sensitive instruments, which primarily relate to fixed income securities that are available for sale and not held for trading purposes. Realized gains and losses may vary significantly between periods and are generally driven by external economic developments, such as capital market conditions. Accordingly, net operating income (loss) excludes the effect of items that tend to be highly variable from period to period and highlights the results from the Company’s ongoing business operations and the underlying loss or profitability of the Company’s business. Accordingly, management believes it is useful for investors to evaluate net operating income (loss) and net operating income (loss) per share, along with net income (loss) and net income (loss) per share, when reviewing and evaluating Meadowbrook’s performance.

Combined Ratio

The combined loss and expense ratio (or combined ratio), expressed as a percentage, is the key measure of underwriting profitability traditionally used in the property and casualty insurance business.  The term combined ratio is a statutory measurement which represents the sum of the ratio of losses and loss adjustment expenses (LAE) to premiums earned (loss ratio) plus the ratio of underwriting expenses to premiums written (expense ratio).  Management evaluates the performance of the Company’s underwriting operations utilizing GAAP accounting and therefore the statutory combined ratio is converted to a GAAP combined ratio.  The GAAP combined ratio is the sum of the ratio of losses and loss expenses to premiums earned (loss ratio) plus the ratio of GAAP underwriting expenses (including the change in DAC) to premiums earned (expense ratio).

The accident year combined ratio is a non-GAAP measure and represents the Company’s GAAP combined ratio excluding the impact of any changes in net ultimate loss estimates on prior year loss and LAE reserves. The accident year combined ratio is intended as supplemental information. The accident year combined ratio should be read in conjunction with the GAAP financial results. The following is a reconciliation of the accident year combined ratio to the GAAP combined ratio (both as reported and excluding quota share surplus relief treaty):

PR-2313

PRESS RELEASE	PAGE 8

	For the Three Months Ended September 30, As Reported		For the Three Months Ended September 30, Excluding Quota Share Surplus Relief
	2013	2012	2013	2012
Accident year combined ratio	99.2%	107.9%	98.2%	107.9%
Increase in net ultimate loss estimates on prior year loss reserves	3.8%	19.2%	3.2%	19.2%
GAAP Combined ratio	103.0%	127.1%	101.4%	127.1%

	For the Nine Months Ended September 30, As Reported		For the Nine Months Ended September 30, Excluding Quota Share Surplus Relief
	2013	2012	2013	2012
Accident year combined ratio	99.7%	100.9%	98.4%	100.9%
Increase in net ultimate loss estimates on prior year loss reserves	7.0%	13.0%	5.7%	13.0%
GAAP Combined ratio	106.7%	113.9%	104.1%	113.9%

Management uses the accident year combined ratio as one component to assess the Company’s current year performance and as a measure to evaluate and, if necessary, adjust our pricing and underwriting. Meadowbrook’s GAAP combined ratio is based on calendar year information. Adjusting this ratio to an accident year combined ratio allows us to evaluate information based on the current accident year activity. Management believes this measure provides investors with valuable information for comparison to historical trends and current industry estimates. Management also believes that it is useful for investors to evaluate the accident year combined ratio and GAAP combined ratio separately when reviewing and evaluating the Company’s performance.

Conference Call

Meadowbrook’s 2013 third quarter results will be discussed by management in more detail on Wednesday, November 6, 2013 at 9:00 a.m. EST.

To listen to the call please dial 1-877-407-8035 approximately five minutes prior to the start of the call and ask for the Meadowbrook conference call.  Additionally, the conference call will be broadcast live over the internet and can be accessed by all interested parties via the investor relations section of our website at www.meadowbrook.com or www.investorcalendar.com.

For those who cannot listen to the live conference call, a replay of the call will be available through November 20, 2013 by dialing 1-877-660-6853 and referring to conference ID 100552.  The webcast will be archived and available for replay through February 6, 2014.

PR-2313

PRESS RELEASE	PAGE 9

About Meadowbrook Insurance Group

Meadowbrook Insurance Group, Inc., based in Southfield, Michigan, is a leader in the specialty program management market.  Meadowbrook includes several agencies, claims and loss prevention facilities, self-insured management organizations and six property and casualty insurance underwriting companies. Meadowbrook has twenty-eight locations in the United States. Meadowbrook is a risk management organization, specializing in specialty risk management solutions for agents, professional and trade associations, and small to medium-sized insureds.  Meadowbrook Insurance Group, Inc. common shares are listed on the New York Stock Exchange under the symbol "MIG". For further information, please visit Meadowbrook’s corporate web site at http://www.meadowbrook.com.

Certain statements made by Meadowbrook Insurance Group, Inc. in this release may constitute forward-looking statements including, but not limited to, those statements that include the words “believes,” “expects,” “anticipates,” “estimates,” or similar expressions. Please refer to the Company's most recent 10-K, 10-Q, and other filings with the Securities and Exchange Commission for more information on risk factors. Actual results could differ materially. These factors and risks include, but are not limited to: actual loss and loss adjustment expenses exceeding our reserve estimates; competitive pressures in our business; the failure of any of the loss limitation methods we employ; a failure of additional capital to be available or only available on unfavorable terms; our geographic concentration and the business, economic, natural perils, man- made perils, and regulatory conditions within our most concentrated region; our ability to appropriately price the risks we underwrite; goodwill impairment risk employed as part of our growth strategy and the impact of the goodwill impairment charge recognized in the second quarter of 2013; efforts with regard to the review of strategic alternatives; actions taken by regulators, rating agencies or lenders, including the impact of the downgrade by A.M. Best of the Company’s insurance company subsidiaries’ financial strength rating; increased risks or reduction in the level of our underwriting commitments due to market conditions; a failure of our reinsurers to pay losses in a timely fashion, or at all; interest rate changes; continued difficult conditions in the global capital markets and the economy generally; market and credit risks affecting our investment portfolio; liquidity requirements forcing us to sell our investments; a failure to introduce new products or services to keep pace with advances in technology; the new federal financial regulatory reform; our holding company structure and regulatory constraints restricting dividends or other distributions by our insurance company subsidiaries; minimum capital and surplus requirements imposed on our insurance company subsidiaries; acquisitions and integration of acquired businesses resulting in operating difficulties, which may prevent us from achieving the expected benefits; our reliance upon producers, which subjects us to their credit risk; loss of one of our core selected producers; our dependence on the continued services and performance of our senior management and other key personnel; our reliance on our information technology and telecommunications systems; managing technology initiatives and obtaining the efficiencies anticipated with technology implementation; a failure in our internal controls; the cyclical nature of the property and casualty insurance industry; severe weather conditions and other catastrophes; the effects of litigation, including the previously disclosed class action litigation or any similar litigation which may be filed in the future; state regulation; assessments imposed upon our insurance company subsidiaries to provide funds for failing insurance companies; and other risks identified in the Company’s reports filed with the Securities and Exchange Commission, any of which may have a material and adverse effect on the Company’s results of operations and financial condition. Meadowbrook is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

PR-2313

PRESS RELEASE	PAGE 10

MEADOWBROOK INSURANCE GROUP, INC.
FINANCIAL INFORMATION

SUPPLEMENT TO THE EARNINGS RELEASE
UNAUDITED BALANCE SHEET INFORMATION

	SEPTEMBER 30,	DECEMBER 31,
(In Thousands, Except Per Share Data)	2013	2012

BALANCE SHEET DATA

ASSETS
Cash and invested assets	$1,691,156	$1,651,592
Premium and agents balances	225,422	208,743
Reinsurance recoverable	503,838	395,517
Deferred policy acquisition costs	60,232	45,417
Prepaid reinsurance premiums	92,687	143,180
Goodwill	5,644	121,041
Other assets	210,358	147,784

Total Assets	$2,789,337	$2,713,274

LIABILITIES
Loss and loss adjustment expense reserves	$1,579,391	$1,455,980
Unearned premium reserves	408,728	439,418
Debt	161,842	78,500
Debentures	80,930	80,930
Other liabilities	131,649	100,167
Total Liabilities	$2,362,540	$2,154,995

SHAREHOLDERS' EQUITY
Common shareholders' equity	426,797	558,279

Total Liabilities & Shareholders' Equity	$2,789,337	$2,713,274

Book value per common share	$8.56	$11.22

Book value per common share excluding unrealized gain/loss, net of deferred taxes	$8.21	$10.24

PR-2313

PRESS RELEASE	PAGE 11

MEADOWBROOK INSURANCE GROUP, INC.
FINANCIAL INFORMATION

SUPPLEMENT TO THE EARNINGS RELEASE
UNAUDITED INCOME STATEMENT INFORMATION

(In Thousands, Except	FOR THE THREE MONTHS		FOR THE NINE MONTHS
Share & Per Share Data)	ENDED SEPTEMBER 30,		ENDED SEPTEMBER 30,

SUMMARY DATA	2013	2012	2013	2012

Gross written premiums	$257,028	$305,935	$758,779	$819,972
Net written premiums	185,858	248,646	547,228	686,850

REVENUES
Net earned premiums	$181,056	$223,407	$527,425	$627,525
Net commissions and fees	10,458	7,410	28,631	24,927
Net investment income	11,695	13,815	34,603	41,230
Net realized gains	675	902	3,860	3,201
Total Revenues	$203,884	$245,534	$594,519	$696,883

EXPENSES
Net losses and loss adjustment expenses	$132,247	$212,698	$399,434	$511,203
Policy acquisition and other underwriting expenses	54,228	71,373	163,283	203,479
General selling and administrative expenses	7,026	5,745	18,950	18,411
General corporate expenses	1,025	717	3,301	2,848
Amortization expense	1,037	1,372	3,146	4,095
Goodwill impairment expense	-	-	115,397	-
Interest expense	3,581	2,372	9,431	6,382
Total Expenses	$199,144	$294,277	$712,942	$746,418

INCOME (LOSS) BEFORE INCOME TAXES AND EQUITY EARNINGS OF AFFILIATES AND UNCONSOLIDATED SUBSIDIARIES	$4,740	$(48,743)	$(118,423)	$(49,535)
Income tax expense (benefit)	356	(21,357)	(15,412)	(21,284)
Equity earnings of affiliates, net of tax	1,164	791	2,547	2,041
Equity (loss) earnings of unconsolidated subsidiaries, net of tax	(32)	(15)	4	(28)
NET INCOME (LOSS)	$5,516	$(26,610)	$(100,460)	$(26,238)

Less: Net realized gains, net of tax	$439	$613	$2,676	$2,210

NET OPERATING INCOME (LOSS) (1)	$5,077	$(27,223)	$(103,136)	$(28,448)

Diluted earnings (losses) per common share
Net income (loss)	$0.11	$(0.53)	$(2.01)	$(0.52)
Net operating income (loss)	$0.10	$(0.55)	$(2.07)	$(0.57)
Diluted weighted average common shares outstanding	49,933,540	49,776,011	49,866,326	50,312,285

GAAP ratios:
Loss & LAE ratio	73.0%	95.2%	75.7%	81.5%
Other underwriting expense ratio	30.0%	31.9%	31.0%	32.4%
GAAP combined ratio	103.0%	127.1%	106.7%	113.9%

(1) While net operating loss is a non-GAAP disclosure, management believes this information is beneficial to reviewing the financial statements.  Net operating loss is net (loss) income less realized gains net of taxes associated with such gains. See reconciliation under "Non-GAAP Measures" for further details.

PR-2313

PRESS RELEASE	PAGE 12

MEADOWBROOK INSURANCE GROUP, INC.
FINANCIAL INFORMATION

SUPPLEMENT TO THE EARNINGS RELEASE
UNAUDITED INCOME STATEMENT INFORMATION

(In Thousands)	FOR THE THREE MONTHS			FOR THE NINE MONTHS
	ENDED SEPTEMBER 30,			ENDED SEPTEMBER 30,

	2013	2013	2012	2013	2013	2012
	As Reported	Excluding Quota Share Surplus Relief	As Reported	As Reported	Excluding Quota Share Surplus Relief	As Reported
Net earned premium	$181,056	$214,146	$223,407	$527,425	$651,058	$627,525
Net losses & loss adjustment expenses(1)	132,247	145,620	212,698	399,434	464,959	511,203
Policy acquisition and other underwriting expenses	54,228	71,629	71,373	163,283	212,736	203,479
(Loss) from net earned premium	(5,419)	(3,103)	(60,664)	(35,292)	(26,637)	(87,157)
Net investment income	11,695	11,695	13,815	34,603	34,603	41,230
(Loss) profit from insurance operations	$6,276	$8,592	$(46,849)	$(689)	$7,966	$(45,927)

Net commissions and fees	$10,458	$10,458	$7,410	$28,631	$28,631	$24,927
General selling & administrative expenses	7,026	7,026	5,745	18,950	18,950	18,411
Profit from net commissions & fees	$3,432	$3,432	$1,665	$9,681	$9,681	$6,516

General corporate expense	$1,025	$1,025	$717	$3,301	$3,301	$2,848
Amortization expense	1,037	1,037	1,372	3,146	3,146	4,095
Goodwill impairment expense	-	-	-	115,397	115,397	-
Interest expense	3,581	3,581	2,372	9,431	9,431	6,382
Other expenses	$5,643	$5,643	$4,461	$131,275	$131,275	$13,325

(Loss) profit from insurance operations	$6,276	$8,592	$(46,849)	$(689)	$7,966	$(45,927)
Profit from net commissions & fees	3,432	3,432	1,665	9,681	9,681	6,516
Other expenses	(5,643)	(5,643)	(4,461)	(131,275)	(131,275)	(13,325)
Net capital gains	675	675	902	3,860	3,860	3,201
Pretax loss	$4,740	$7,056	$(48,743)	$(118,423)	$(109,768)	$(49,535)

Key ratios:
GAAP combined ratio	103.0%	101.4%	127.1%	106.7%	104.1%	113.9%
Accident year combined ratio(2)	99.2%	98.2%	107.9%	99.7%	98.4%	100.9%

(1) The three months ended September 30, 2013 include an increase in net ultimate loss estimates for 2012 and prior accident years of $6,886 and the three months ended September 30, 2012 include an increase in net ultimate loss estimates for 2011 and prior accident years of $42,909. The nine months ended September 30, 2013 include an increase in net ultimate loss estimates for 2012 and prior accident years of $37,014 and the nine months ended September 30, 2012 include an increase in net ultimate loss estimates for 2011 and prior accident years of $81,335.

(2) The accident year combined ratio is the sum of the expense ratio and accident year loss ratio. The accident year loss ratio measures loss and LAE occurring in a particular year, regardless of when they are reported and does not take into consideration changes in estimates in loss reserves from prior accident years.

PR-2313